                                                                     Exhibit 3.1

                                                        UST Sequence Number: 422

                           CERTIFICATE OF DESIGNATIONS

                                       OF

            FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

                                       OF

                        GUARANTY FEDERAL BANCSHARES, INC.

     Guaranty  Federal  Bancshares,  Inc., a corporation  organized and existing under the laws of the State of Delaware (the "Corporation"),  in accordance with the  provisions  of Sections 103 and 151 of the General  Corporation  Law of the
State of Delaware, does hereby certify:

     The board of directors of the Corporation  (the "Board of Directors") or an
applicable committee of the Board of Directors,  in accordance with the restated
certificate of  incorporation  and bylaws of the Corporation and applicable law, adopted the following resolution by written consent on January 27, 2009 creating a series of 17,000 shares of Preferred  Stock of the  Corporation  designated as
"Fixed Rate Cumulative Perpetual Preferred Stock, Series A".

     RESOLVED,  that pursuant to the  provisions of the restated  certificate of incorporation  and the bylaws of the Corporation and applicable law, a series of
Preferred  Stock, par value $0.01 per share, of the Corporation be and hereby is created,  and that the designation and number of shares of such series,  and the voting and other powers,  preferences and relative,  participating,  optional or other rights, and the qualifications,  limitations and restrictions  thereof, of the shares of such series, are as follows:

     Part 1.  Designation  and Number of Shares.  There is hereby created out of the  authorized  and unissued  shares of preferred  stock of the  Corporation  a series of preferred  stock  designated as the "Fixed Rate  Cumulative  Perpetual
Preferred Stock,  Series A" (the "Designated  Preferred Stock").  The authorized number of shares of Designated Preferred Stock shall be 17,000.

     Part 2. Standard  Provisions.  The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.

     Part 3.  Definitions.  The following terms are used in this  Certificate of
Designations  (including  the Standard  Provisions in Annex A hereto) as defined below:

     (a) "Common  Stock" means the common stock,  par value $0.10 per share,  of the Corporation.

     (b)  "Dividend  Payment  Date"  means  February  15, May 15,  August 15 and
November 15 of each year.

     (c) "Junior Stock" means the Common Stock, and any other class or series of stock of the  Corporation  the terms of which  expressly  provide  that it ranks junior to Designated  Preferred  Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

     (d)  "Liquidation  Amount" means $1,000 per share of  Designated  Preferred
Stock.

     (e) "Minimum Amount" means $4,250,000.

     (f) "Parity  Stock"  means any class or series of stock of the  Corporation
(other  than  Designated  Preferred  Stock) the terms of which do not  expressly provide  that such  class or series  will  rank  senior or junior to  Designated
Preferred  Stock as to  dividend  rights  and/or as to  rights  on  liquidation, dissolution  or winding up of the  Corporation  (in each case without  regard to whether dividends accrue cumulatively or non-cumulatively).

     (g) "Signing Date" means the Original Issue Date.

     Part 4. Certain Voting Matters.  Holders of shares of Designated  Preferred
Stock  will be  entitled  to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS  WHEREOF,  Guaranty  Federal  Bancshares,  Inc.  has caused this
Certificate of  Designations  to be signed by Shaun A. Burke,  its President and
Chief Executive Officer, this 28th day of January, 2009.

                                        GUARANTY FEDERAL BANCSHARES, INC.

                                        By:  /s/ Shaun A. Burke
                                           -------------------------------------
                                        Name:  Shaun A. Burke
                                        Title: President and
                                               Chief Executive Officer

                                                                         ANNEX A

                               STANDARD PROVISIONS

     Section 1. General Matters.  Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock.
The Designated Preferred Stock shall be perpetual,  subject to the provisions of
Section 5 of these Standard  Provisions  that form a part of the  Certificate of
Designations.  The  Designated  Preferred  Stock shall rank  equally with Parity
Stock and shall  rank  senior to Junior  Stock with  respect  to the  payment of dividends  and the  distribution  of  assets  in the  event of any  dissolution, liquidation or winding up of the Corporation.

     Section 2. Standard Definitions.  As used herein with respect to Designated
Preferred Stock:

     (a)  "Applicable  Dividend  Rate"  means (i)  during  the  period  from the
Original  Issue  Date to,  but  excluding,  the first day of the first  Dividend
Period  commencing on or after the fifth anniversary of the Original Issue Date,
5% per annum and (ii) from and after the first day of the first Dividend  Period commencing on or after the fifth  anniversary of the Original Issue Date, 9% per annum.

     (b)  "Appropriate  Federal Banking Agency" means the  "appropriate  Federal banking  agency" with respect to the  Corporation  as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)),  or any successor provision.

     (c) "Business Combination" means a merger,  consolidation,  statutory share exchange or similar  transaction that requires the approval of the Corporation's stockholders.

     (d)  "Business  Day" means any day except  Saturday,  Sunday and any day on which banking  institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

     (e) "Bylaws"  means the bylaws of the  Corporation,  as they may be amended from time to time.

     (f) "Certificate of Designations"  means the Certificate of Designations or comparable instrument relating to the Designated Preferred Stock, of which these
Standard Provisions form a part, as it may be amended from time to time.

     (g)  "Charter"   means  the   Corporation's   certificate  or  articles  of
incorporation, articles of association, or similar organizational document.

     (h) "Dividend Period" has the meaning set forth in Section 3(a).

     (i) "Dividend Record Date" has the meaning set forth in Section 3(a).

     (j) "Liquidation Preference" has the meaning set forth in Section 4(a).

                                      A-1

     (k)  "Original  Issue  Date" means the date on which  shares of  Designated
Preferred Stock are first issued.

     (l) "Preferred Director" has the meaning set forth in Section 7(b).

     (m)  "Preferred  Stock" means any and all series of preferred  stock of the
Corporation, including the Designated Preferred Stock.

     (n) "Qualified Equity Offering" means the sale and issuance for cash by the
Corporation  to persons other than the  Corporation  or any of its  subsidiaries after the Original  Issue Date of shares of perpetual  Preferred  Stock,  Common
Stock or any combination of such stock,  that, in each case,  qualify as and may be included in Tier 1 capital of the  Corporation  at the time of issuance under the applicable  risk-based capital  guidelines of the Corporation's  Appropriate
Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or  arrangements  entered into, or pursuant to financing  plans which were publicly announced, on or prior to October 13, 2008).

     (o) "Share Dilution Amount" has the meaning set forth in Section 3(b).

     (p) "Standard  Provisions" mean these Standard  Provisions that form a part of the Certificate of Designations relating to the Designated Preferred Stock.

     (q) "Successor Preferred Stock" has the meaning set forth in Section 5(a).

     (r) "Voting Parity Stock" means,  with regard to any matter as to which the holders of  Designated  Preferred  Stock are  entitled to vote as  specified  in
Sections  7(a) and 7(b) of these  Standard  Provisions  that  form a part of the
Certificate of Designations,  any and all series of Parity Stock upon which like voting  rights have been  conferred  and are  exercisable  with  respect to such matter.

     Section 3. Dividends.

     (a) Rate.  Holders of  Designated  Preferred  Stock  shall be  entitled  to receive, on each share of Designated Preferred Stock if, as and when declared by the  Board  of  Directors  or any  duly  authorized  committee  of the  Board of
Directors,  but only out of assets legally available  therefor,  cumulative cash dividends with respect to each Dividend  Period (as defined below) at a rate per annum equal to the Applicable  Dividend Rate on (i) the  Liquidation  Amount per
share of  Designated  Preferred  Stock and (ii) the amount of accrued and unpaid dividends for any prior  Dividend  Period on such share of Designated  Preferred
Stock,  if any. Such dividends  shall begin to accrue and be cumulative from the
Original Issue Date,  shall compound on each  subsequent  Dividend  Payment Date
(i.e., no dividends  shall accrue on other dividends  unless and until the first
Dividend  Payment Date for such other  dividends  has passed  without such other dividends  having  been paid on such  date) and shall be  payable  quarterly  in arrears on each Dividend  Payment Date,  commencing with the first such Dividend
Payment Date to occur at least 20 calendar  days after the Original  Issue Date.
In the event that any Dividend  Payment Date would  otherwise fall on a day that is not a Business  Day, the dividend  payment due on that date will be postponed to the next day that is a Business Day and no additional  dividends  will accrue as a result of that  postponement.  The period from and  including  any Dividend
Payment Date to, but

                                      A-2

excluding, the next Dividend Payment Date is a "Dividend Period",  provided that the initial  Dividend Period shall be the period from and including the Original
Issue Date to, but excluding, the next Dividend Payment Date.

     Dividends that are payable on Designated  Preferred Stock in respect of any
Dividend  Period shall be computed on the basis of a 360-day year  consisting of twelve 30-day months.  The amount of dividends  payable on Designated  Preferred
Stock on any date prior to the end of a  Dividend  Period,  and for the  initial
Dividend Period,  shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

     Dividends  that are payable on Designated  Preferred  Stock on any Dividend
Payment Date will be payable to holders of record of Designated  Preferred Stock as they appear on the stock register of the Corporation on the applicable record date,  which shall be the 15th calendar day immediately  preceding such Dividend
Payment  Date or such other  record date fixed by the Board of  Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend  Payment Date (each, a "Dividend Record
Date").  Any such day that is a Dividend  Record Date shall be a Dividend Record
Date whether or not such day is a Business Day.

     Holders  of  Designated  Preferred  Stock  shall  not  be  entitled  to any dividends,  whether payable in cash,  securities or other  property,  other than dividends  (if any)  declared  and  payable  on  Designated  Preferred  Stock as specified in this Section 3 (subject to the other  provisions of the Certificate of Designations).

     (b) Priority of  Dividends.  So long as any share of  Designated  Preferred
Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other  shares of Junior  Stock (other than  dividends payable  solely  in shares of Common  Stock)  or Parity  Stock,  subject  to the immediately  following  paragraph  in the case of  Parity  Stock,  and no Common
Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise  acquired for  consideration  by the Corporation or any of its  subsidiaries  unless all accrued and unpaid dividends for all past Dividend
Periods,   including  the  latest  completed  Dividend  Period  (including,   if
applicable as provided in Section 3(a) above,  dividends on such amount), on all
outstanding   shares   of   Designated   Preferred   Stock   have  been  or  are
contemporaneously  declared  and paid in full (or have been  declared  and a sum sufficient  for the  payment  thereof  has been set aside for the benefit of the holders of shares of Designated  Preferred Stock on the applicable record date).
The foregoing limitation shall not apply to (i) redemptions,  purchases or other acquisitions  of shares of Common Stock or other Junior Stock in connection with the  administration  of any  employee  benefit  plan in the  ordinary  course of business  (including  purchases to offset the Share Dilution  Amount (as defined below)  pursuant to a publicly  announced  repurchase  plan) and consistent with past practice,  provided that any purchases to offset the Share Dilution  Amount shall in no event  exceed the Share  Dilution  Amount;  (ii)  purchases or other acquisitions  by a broker-dealer  subsidiary of the  Corporation  solely for the purpose of market-making, stabilization or customer facilitation transactions in
Junior  Stock or Parity  Stock in the  ordinary  course of its  business;  (iii)
purchases by a  broker-dealer  subsidiary of the Corporation of capital stock of the  Corporation  for resale  pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary;  (iv) any dividends or  distributions  of rights or Junior Stock in connection  with

                                      A-3

a  stockholders'  rights plan or any redemption or repurchase of rights pursuant to any stockholders'  rights plan; (v) the acquisition by the Corporation or any of its  subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial  ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into  other  Parity  Stock  (with  the same or lesser  aggregate  liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding  contractual  agreements  entered  into prior to the Signing Date or any subsequent  agreement  for the  accelerated  exercise,  settlement  or  exchange thereof for Common  Stock.  "Share  Dilution  Amount"  means the increase in the number of diluted shares  outstanding  (determined in accordance  with generally accepted  accounting  principles in the United States,  and as measured from the date of the Corporation's  consolidated financial statements most recently filed with the  Securities and Exchange  Commission  prior to the Original Issue Date)
resulting from the grant,  vesting or exercise of  equity-based  compensation to employees and equitably  adjusted for any stock split,  stock dividend,  reverse stock split, reclassification or similar transaction.

     When  dividends are not paid (or declared and a sum  sufficient for payment thereof  set aside for the  benefit of the  holders  thereof  on the  applicable record  date) on any  Dividend  Payment  Date (or,  in the case of Parity  Stock having dividend  payment dates  different from the Dividend  Payment Dates, on a dividend  payment date falling within a Dividend Period related to such Dividend
Payment Date) in full upon  Designated  Preferred Stock and any shares of Parity
Stock, all dividends declared on Designated  Preferred Stock and all such Parity
Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend  payment dates  different from the Dividend  Payment Dates, on a dividend  payment  date  falling  within  the  Dividend  Period  related to such
Dividend Payment Date) shall be declared pro rata so that the respective amounts of such  dividends  declared  shall  bear  the same  ratio to each  other as all accrued and unpaid  dividends  per share on the shares of  Designated  Preferred
Stock (including,  if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend  Payment Date (or, in the case of Parity  Stock  having  dividend  payment  dates  different  from the
Dividend  Payment Dates, on a dividend  payment date falling within the Dividend
Period  related to such  Dividend  Payment  Date)  (subject to their having been declared by the Board of Directors or a duly  authorized  committee of the Board of Directors out of legally available funds and including, in the case of Parity
Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other.  If the Board of  Directors  or a duly  authorized  committee of the
Board of Directors  determines  not to pay any dividend or a full  dividend on a
Dividend  Payment  Date,  the  Corporation  will provide  written  notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.

     Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of
Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior
Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

                                      A-4

     Section 4. Liquidation Rights.

     (a) Voluntary or Involuntary Liquidation.  In the event of any liquidation, dissolution or winding up of the affairs of the Corporation,  whether  voluntary or  involuntary,  holders of  Designated  Preferred  Stock  shall be entitled to receive for each share of Designated  Preferred  Stock, out of the assets of the
Corporation  or proceeds  thereof  (whether  capital or surplus)  available  for distribution to stockholders  of the  Corporation,  subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the  holders of Common  Stock and any other stock of the  Corporation  ranking  junior  to  Designated  Preferred  Stock  as to  such distribution,  payment  in  full  in an  amount  equal  to the  sum  of (i)  the
Liquidation  Amount  per share and (ii) the  amount of any  accrued  and  unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount),  whether or not declared,  to the date of payment (such amounts collectively, the "Liquidation Preference").

     (b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the  Corporation or proceeds  thereof are not sufficient to pay in full the amounts  payable with respect to all  outstanding  shares of Designated
Preferred Stock and the corresponding  amounts payable with respect of any other stock of the Corporation  ranking equally with Designated  Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share  ratably in any such  distribution  in proportion to the full respective distributions to which they are entitled.

     (c) Residual Distributions.  If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding  amounts payable with respect of any other stock of the Corporation  ranking equally with
Designated  Preferred Stock as to such  distribution  has been paid in full, the holders of other  stock of the  Corporation  shall be  entitled  to receive  all remaining  assets of the  Corporation (or proceeds  thereof)  according to their respective rights and preferences.

     (d) Merger,  Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity,  including a merger or  consolidation  in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash,  securities or other property) of all or substantially  all of the assets of the  Corporation,  shall not constitute a liquidation, dissolution or winding up of the Corporation.

     Section 5. Redemption.

     (a) Optional Redemption. Except as provided below, the Designated Preferred
Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third  anniversary  of the Original  Issue Date. On or after the first
Dividend Payment Date falling on or after the third  anniversary of the Original
Issue  Date,  the  Corporation,  at its option,  subject to the  approval of the
Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally  available  therefor,  the shares of
Designated  Preferred  Stock  at the  time  outstanding,  upon  notice  given as provided in Section 5(c) below,  at a  redemption  price equal to the sum of (i)
the  Liquidation  Amount per share and (ii) except as

                                      A-5

otherwise  provided  below,  any accrued  and unpaid  dividends  (including,  if applicable  as  provided  in  Section  3(a)  above,  dividends  on such  amount)
(regardless  of whether any dividends are actually  declared) to, but excluding, the date fixed for redemption.

     Notwithstanding  the foregoing,  prior to the first  Dividend  Payment Date falling  on or after the third  anniversary  of the  Original  Issue  Date,  the
Corporation,  at its option,  subject to the approval of the Appropriate Federal
Banking  Agency,  may redeem,  in whole or in part, at any time and from time to time, the shares of Designated  Preferred  Stock at the time  outstanding,  upon notice given as provided in Section 5(c) below,  at a redemption  price equal to the sum of (i) the  Liquidation  Amount per share and (ii)  except as  otherwise provided below,  any accrued and unpaid dividends  (including,  if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any  dividends  are actually  declared)  to, but  excluding,  the date fixed for redemption;  provided  that (x) the  Corporation  (or any  successor by Business
Combination) has received  aggregate gross proceeds of not less than the Minimum
Amount (plus the  "Minimum  Amount" as defined in the  relevant  certificate  of designations  for each  other  outstanding  series  of  preferred  stock of such successor  that was  originally  issued to the United  States  Department of the
Treasury (the "Successor Preferred Stock") in connection with the Troubled Asset
Relief  Program  Capital  Purchase  Program) from one or more  Qualified  Equity
Offerings (including Qualified Equity Offerings of such successor),  and (y) the aggregate  redemption price of the Designated Preferred Stock (and any Successor
Preferred  Stock)  redeemed  pursuant  to  this  paragraph  may not  exceed  the aggregate net cash  proceeds  received by the  Corporation  (or any successor by
Business  Combination) from such Qualified Equity Offerings (including Qualified
Equity Offerings of such successor).

     The redemption price for any shares of Designated  Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the  certificate(s)  evidencing such shares to the Corporation or its agent. Any declared  but  unpaid  dividends  payable  on  a  redemption  date  that  occurs subsequent to the Dividend  Record Date for a Dividend  Period shall not be paid to the holder entitled to receive the redemption  price on the redemption  date, but rather shall be paid to the holder of record of the redeemed  shares on such
Dividend  Record  Date  relating  to the  Dividend  Payment  Date as provided in
Section 3 above.

     (b) No Sinking Fund. The Designated  Preferred Stock will not be subject to any mandatory redemption,  sinking fund or other similar provisions.  Holders of
Designated  Preferred  Stock  will  have  no  right  to  require  redemption  or repurchase of any shares of Designated Preferred Stock.

     (c)  Notice  of  Redemption.  Notice  of  every  redemption  of  shares  of
Designated  Preferred Stock shall be given by first class mail, postage prepaid, addressed  to the  holders  of record  of the  shares  to be  redeemed  at their respective  last  addresses  appearing  on the  books of the  Corporation.  Such mailing  shall be at least 30 days  and not more  than 60 days  before  the date fixed for redemption.  Any notice mailed as provided in this Subsection shall be conclusively  presumed  to have  been  duly  given,  whether  or not the  holder receives  such  notice,  but failure  duly to give such  notice by mail,  or any defect in such  notice or in the  mailing  thereof,  to any  holder of shares of
Designated  Preferred  Stock  designated  for  redemption  shall not  affect the validity of the proceedings for the redemption of any other shares of Designated
Preferred  Stock.   Notwithstanding  the  foregoing,  if  shares  of  Designated
Preferred  Stock are issued in

                                      A-6

book-entry  form  through  The  Depository  Trust  Company or any other  similar facility,  notice  of  redemption  may be given  to the  holders  of  Designated
Preferred Stock at such time and in any manner permitted by such facility.  Each notice of redemption given to a holder shall state: (1) the redemption date; (2)
the number of shares of Designated  Preferred  Stock to be redeemed and, if less than all the shares held by such holder are to be  redeemed,  the number of such shares to be redeemed from such holder;  (3) the redemption  price;  and (4) the place or places where  certificates  for such shares are to be  surrendered  for payment of the redemption price.

     (d) Partial Redemption.  In case of any redemption of part of the shares of
Designated  Preferred Stock at the time  outstanding,  the shares to be redeemed shall be  selected  either  pro rata or in such  other  manner  as the  Board of
Directors or a duly  authorized  committee  thereof may determine to be fair and equitable.  Subject to the provisions  hereof,  the Board of Directors or a duly authorized  committee  thereof  shall have full power and authority to prescribe the terms and conditions  upon which shares of Designated  Preferred Stock shall be redeemed from time to time. If fewer than all the shares  represented  by any certificate are redeemed,  a new certificate  shall be issued  representing  the unredeemed shares without charge to the holder thereof.

     (e)  Effectiveness  of  Redemption.  If notice of redemption  has been duly given and if on or before the redemption  date specified in the notice all funds necessary for the redemption  have been deposited by the  Corporation,  in trust for the pro rata  benefit of the  holders of the shares  called for  redemption, with a bank or trust  company doing  business in the Borough of  Manhattan,  The
City of New York,  and having a capital and surplus of at least $500 million and selected by the Board of  Directors,  so as to be and  continue to be  available solely  therefor,  then,  notwithstanding  that any certificate for any share so called for redemption has not been  surrendered for  cancellation,  on and after the redemption  date dividends shall cease to accrue on all shares so called for redemption,  all  shares  so  called  for  redemption  shall no longer be deemed outstanding  and all rights with respect to such shares shall  forthwith on such redemption  date  cease and  terminate,  except  only the  right of the  holders thereof to receive the amount payable on such redemption from such bank or trust company,  without  interest.  Any funds unclaimed at the end of three years from the redemption  date shall,  to the extent  permitted by law, be released to the
Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation  for payment of the redemption  price of such shares.

     (f) Status of Redeemed  Shares.  Shares of Designated  Preferred Stock that are redeemed,  repurchased or otherwise acquired by the Corporation shall revert to authorized  but unissued  shares of Preferred  Stock  (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

     Section 6. Conversion.  Holders of Designated  Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

     Section 7. Voting Rights.

     (a) General.  The holders of Designated  Preferred Stock shall not have any voting  rights  except  as set  forth  below or as  otherwise  from time to time required by law.

                                      A-7

     (b) Preferred Stock Directors.  Whenever,  at any time or times,  dividends payable on the shares of  Designated  Preferred  Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized  number of directors of the Corporation  shall  automatically  be increased by two and the holders of the  Designated  Preferred  Stock shall have the right,  with holders of shares of any one or more other classes or series of
Voting Parity Stock  outstanding  at the time,  voting  together as a class,  to elect two directors (hereinafter the "Preferred Directors" and each a "Preferred
Director") to fill such newly created  directorships at the  Corporation's  next annual meeting of stockholders  (or at a special meeting called for that purpose prior to such next annual  meeting)  and at each  subsequent  annual  meeting of stockholders  until all  accrued  and  unpaid  dividends  for all past  Dividend
Periods,   including  the  latest  completed  Dividend  Period  (including,   if
applicable as provided in Section 3(a) above,  dividends on such amount), on all outstanding shares of Designated  Preferred Stock have been declared and paid in full at which time such right shall  terminate  with  respect to the  Designated
Preferred  Stock,  except as herein or by law  expressly  provided,  subject  to revesting  in the event of each and every  subsequent  default of the  character above mentioned;  provided that it shall be a qualification for election for any
Preferred  Director that the election of such Preferred Director shall not cause the  Corporation  to  violate  any  corporate  governance  requirements  of  any securities  exchange  or  other  trading  facility  on which  securities  of the
Corporation  may then be listed or traded that listed or traded  companies  must have a majority of independent  directors.  Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a
class to vote for directors as provided  above,  the Preferred  Directors  shall cease  to be  qualified  as  directors,  the  term of  office  of all  Preferred
Directors then in office shall terminate  immediately and the authorized  number of  directors  shall be  reduced by the number of  Preferred  Directors  elected pursuant  hereto.  Any  Preferred  Director may be removed at any time,  with or without  cause,  and any  vacancy  created  thereby  may be filled,  only by the affirmative vote of the holders a majority of the shares of Designated Preferred
Stock at the time  outstanding  voting  separately as a class  together with the holders of shares of Voting  Parity  Stock,  to the extent the voting  rights of such  holders  described  above  are  then  exercisable.  If the  office  of any
Preferred  Director becomes vacant for any reason other than removal from office as aforesaid,  the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

     (c) Class Voting Rights as to Particular  Matters. So long as any shares of
Designated  Preferred  Stock are  outstanding,  in addition to any other vote or consent of stockholders  required by law or by the Charter,  the vote or consent of the holders of at least 66 2/3% of the shares of Designated  Preferred  Stock at the time  outstanding,  voting  as a  separate  class,  given in person or by proxy,  either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

          (i)  Authorization of Senior Stock. Any amendment or alteration of the
     Certificate  of  Designations  for the  Designated  Preferred  Stock or the
     Charter to authorize or create or increase the authorized amount of, or any issuance  of,  any  shares  of,  or  any  securities  convertible  into  or exchangeable  or exercisable  for shares of, any class or series of capital stock of the Corporation ranking senior to Designated  Preferred Stock with respect to either or both the payment of dividends  and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

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          (ii)  Amendment  of  Designated   Preferred   Stock.   Any  amendment,
     alteration or repeal of any provision of the  Certificate  of  Designations for the Designated  Preferred  Stock or the Charter  (including,  unless no vote on such  merger or  consolidation  is  required  by Section  7(c)(iii)
     below,  any  amendment,   alteration  or  repeal  by  means  of  a  merger,
     consolidation   or  otherwise)  so  as  to  adversely  affect  the  rights, preferences, privileges or voting powers of the Designated Preferred Stock;
     or

          (iii) Share Exchanges, Reclassifications,  Mergers and Consolidations.
     Any consummation of a binding share exchange or reclassification  involving the Designated  Preferred  Stock,  or of a merger or  consolidation  of the
     Corporation with another  corporation or other entity,  unless in each case
     (x) the shares of Designated  Preferred Stock remain outstanding or, in the case of any  such  merger  or  consolidation  with  respect  to  which  the
     Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate  parent,  and (y) such shares  remaining  outstanding  or such preference securities,  as the case may be, have such rights,  preferences, privileges and voting powers,  and  limitations and  restrictions  thereof, taken as a whole,  as are not  materially  less  favorable  to the  holders thereof than the rights,  preferences,  privileges and voting  powers,  and
     limitations  and  restrictions   thereof,  of  Designated  Preferred  Stock
     immediately prior to such consummation, taken as a whole;

provided,  however,  that for all purposes of this Section 7(c), any increase in the amount of the  authorized  Preferred  Stock,  including  any increase in the authorized amount of Designated  Preferred Stock necessary to satisfy preemptive or similar  rights  granted by the  Corporation  to other  persons  prior to the
Signing Date, or the creation and issuance,  or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of  Preferred  Stock,  or any  securities  convertible  into or exchangeable  or exercisable  for any other series of Preferred  Stock,  ranking equally with and/or  junior to  Designated  Preferred  Stock with respect to the payment of dividends  (whether such dividends are cumulative or  non-cumulative)
and the  distribution of assets upon  liquidation,  dissolution or winding up of the Corporation will not be deemed to adversely affect the rights,  preferences, privileges  or voting  powers,  and shall not  require the  affirmative  vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

     (d)  Changes  after  Provision  for  Redemption.  No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(c)
above if, at or prior to the time when any such vote or consent would  otherwise be required pursuant to such Section,  all outstanding  shares of the Designated
Preferred  Stock  shall  have  been  redeemed,  or shall  have been  called  for redemption upon proper notice and sufficient  funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

     (e)  Procedures  for  Voting and  Consents.  The rules and  procedures  for calling and conducting any meeting of the holders of Designated  Preferred Stock
(including,  without  limitation,  the  fixing  of a record  date in  connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly  authorized  committee of the Board of Directors,  in its  discretion,  may adopt  from  time to

                                      A-9

time,  which  rules and  procedures  shall  conform to the  requirements  of the
Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

     Section 8. Record  Holders.  To the fullest extent  permitted by applicable law, the Corporation  and the transfer agent for Designated  Preferred Stock may deem and treat the record holder of any share of Designated  Preferred  Stock as the true and lawful owner thereof for all purposes,  and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

     Section 9. Notices.  All notices or communications in respect of Designated
Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be  permitted  in this  Certificate  of  Designations,  in the Charter or
Bylaws  or by  applicable  law.  Notwithstanding  the  foregoing,  if  shares of
Designated  Preferred Stock are issued in book-entry form through The Depository
Trust Company or any similar facility,  such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

     Section 10. No Preemptive  Rights.  No share of Designated  Preferred Stock shall have any  rights of  preemption  whatsoever  as to any  securities  of the
Corporation,  or any warrants,  rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

     Section 11.  Replacement  Certificates.  The Corporation  shall replace any mutilated certificate at the holder's expense upon surrender of that certificate to the  Corporation.  The  Corporation  shall replace  certificates  that become destroyed,  stolen  or  lost  at  the  holder's  expense  upon  delivery  to the
Corporation of reasonably  satisfactory  evidence that the  certificate has been destroyed,  stolen or lost,  together with any indemnity  that may be reasonably required by the Corporation.

     Section 12. Other Rights.  The shares of Designated  Preferred  Stock shall not have any  rights,  preferences,  privileges  or voting  powers or  relative, participating, optional or other special rights, or qualifications,  limitations or restrictions thereof,  other than as set forth herein or in the Charter or as provided by applicable law.

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